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                                                                     Exhibit 5.1

                                                      December 17, 1996

AMTROL Inc.
1400 Division Road
West Warwick, Rhode Island 02893

Ladies and Gentlemen:

    We have acted as special counsel for AMTROL Inc., a Rhode Island corporation ("AMTROL"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by AMTROL with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by AMTROL of $115,000,000 aggregate principal amount of its 10 5/8% Senior Subordinated Notes due 2006 (the "Exchange Notes"). The Exchange Notes are to be offered by AMTROL in exchange for $115,000,000 aggregate principal amount of its outstanding 10 5/8% Senior Subordinated Notes due 2006 (the "Notes").

    We have examined the Registration Statement, the Indenture dated as of November 1, 1996 between AMTROL Acquisition, Inc. and The Bank of New York, as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture dated as of November 13, 1996 between AMTROL and the Trustee (the "Indenture"), which have been filed with the Commission as Exhibits to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of AMTROL, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

    In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

    Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, assuming due authorization of the Exchange Notes in accordance with Rhode Island law, the Exchange Notes, when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Notes as contemplated in the Registration Statement and the Indenture, will constitute valid and legally binding obligations of AMTROL.

    Our opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

    We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

    We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.

                                          Very truly yours,

                                          /s/ Simpson Thacher & Bartlett
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                                          SIMPSON THACHER & BARTLETT